Exhibit 3.1

Prescribed by J. Kenneth Blackwell Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)
www.state.oh.us/sos e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select one)
Mail Form to one of the Following:
☑ Yes	PO Box 1390 Columbus, OH 43216
*** Requires an additional fee of $100 ***

☐ No	PO Box 670 Columbus, OH 43216

INITIAL ARTICLES OF INCORPORATION

(For Domestic Profit or Non-Profit)
Filing Fee $125.00

THE UNDERSIGNED HEREBY STATES THE FOLLOWING:

(CHECK ONLY ONE(1) BOX)

(1) ☑ Articles of Incorporation Profit (113-ARF) ORC 1701	(2) ☐ Articles of Incorporation Non-Profit (114-ARN) ORC 1702	(3) ☐ Articles of Incorporation (170-ARP) Profession ORC 1785

Complete the general information in this section for the box checked above.

FIRST:	Name of Corporation	The Scotts Miracle-Gro Company

SECOND:	Location	Marysville	Union

		(City)	(County)
Date specified can be no more than 90
Effective Date (Optional)		(mm/dd/yyyy)	days after date of filing. If a date is specified, the date must be a date on or after the date of filing.
☑ Check here if additional provisions are attached

Complete the information in this section if box (2) or (3) is checked above. Completing this section is optional if box (1) is checked.

THIRD:	Purpose for which corporation is formed
is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to

1701.98 of the Ohio Revised Code.

Complete the information in this section if box (1) or (3) is checked.

FOURTH:	The number of shares which the corporation is authorized to have outstanding (Please state if shares are common or preferred and their par value if any)
	1,500		none

	(No. of Shares)	(Type)	(Par Value)
(Refer to instructions if needed)

Completing the information in this section is optional

FIFTH: The following are the names and addresses of the individuals who are to serve as initial Directors.

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

(Name)

(Street) NOTE: P.O. Box Addresses are NOT acceptable.

(City)	(State)	(Zip Code)

REQUIRED
Must be authenticated
(signed) by an authorized representative	/s/ Joan C. Makley	11/22/04

	Authorized Representative	Date
(See Instructions)

Joan C. Makley (Print Name)

	Authorized Representative	Date
(Print Name)

	Authorized Representative	Date
(Print Name)

ADDITIONAL PROVISIONS TO THE

ARTICLES OF INCORPORATION OF
THE SCOTTS MIRACLE-GRO COMPANY

      FOURTH: The authorized number of shares of the corporation shall be One Thousand and Five Hundred (1,500), consisting of One Thousand (1,000) common shares, each without par value, and Five Hundred (500) preferred shares, each without par value.

      The directors of the corporation are authorized to adopt amendments to the Restated Articles of Incorporation in respect of any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

      SIXTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article SIXTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the corporation or authorized by its articles.

      SEVENTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

      EIGHTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors.

      NINTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation, or two-thirds of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

(1)	A proposed amendment to this Article NINTH;

(2)	An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

(3)	A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

(4)	A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; or

(5)	A proposed dissolution of the corporation.

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